First Financial Fund, Inc.

Meeting of Shareholders-Voting Results (Unaudited)


	On August 19, 2003, the Fund held its Annual
Meeting of the Shareholders to (1) elect Susan L.
Ciciora, Stephen C. Miller, Dr. Dean Jacobson and
Joel Looney as Directors of the Fund, (2) Adoption of Amendment to Article III, Section 3 of the Fund's by-laws.


PROPOSAL 1: (Voting by Shareholders):
Election of Susan L. Ciciora as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative.............14,077,457.9119		90.2
Withheld................ 1,524,620.8176		 9.8
	TOTAL..............15,602,078.7295		100


Election of Stephen C. Miller as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative...........14,081,363.9119		90.3
Withheld.............. 1,520,714.8176		 9.7
	TOTAL.............15,602,078.7295		100


Election of Dr. Dean Jacobson as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative...........14,092,172.6145		90.3
Withheld.............. 1,509,906.1150		 9.7
	TOTAL...........15,602,078.7295		100



Election of Joel W. Looney as Director of the Fund
				# of Votes Cast	% of Votes Cast
Affirmative.........	14,097,975.6145		90.4
Withheld................ 1,504,103.1150		 9.6
	TOTAL.............15,602,078.7295		100


PROPOSAL 2: (Voting by Shareholders):
	Adoption of Amendment to Article III, Section 3 of
	The Fund's by-laws
			# of Votes Cast	% of Votes Cast

For.............  13,452,382.3801		86.2
Against........... 1,998,342.3352		12.8
Abstain...........   151,354.0142		 1.0
	TOTAL....... 15,602,078.7295		100